Press Release

TechnipFMC names Olivier Piou and John Yearwood to its Board of Directors

LONDON, PARIS, HOUSTON, May 31, 2019 — TechnipFMC (NYSE: FTI) (PARIS: FTI) announces today that Olivier Piou, former Chief Executive Officer of Gemalto N.V., and John Yearwood, former Chief Executive Officer of Smith International, Inc., have been named to its Board of Directors, effective June 1, 2019.

Doug Pferdehirt, Chairman and CEO of TechnipFMC, stated “I am pleased to welcome John and Olivier to the Board as the first new members since our merger. Both bring proven leadership and the global perspective gained as the CEO of an international public company. Olivier’s extensive knowledge of digital enterprise development will be invaluable as we continue to execute on our digital transformation strategy. John’s deep knowledge of manufacturing and oilfield services will support the continued differentiation and growth of our businesses. Because of their diverse experiences, John and Olivier are a strong complement to our Board of Directors and will further strengthen the Board’s breadth of talent and competencies.”

Mr. Piou will serve on the Strategy Committee and Mr. Yearwood will serve on the Compensation Committee. Both will serve on the Nominating and Corporate Governance Committee.

About Olivier Piou

Mr. Piou, 60, was the Chief Executive Officer and Board member of Gemalto N.V., an international digital security company, from 2006 to 2016. Gemalto was formed through the combination of Axalto N.V. and Gemplus International. Mr. Piou served as Chief Executive Officer and Board Member of Axalto N.V. from its 2004 initial public offering until its combination with Gemplus in 2006. Mr. Piou began his career at Schlumberger Limited where he held progressively senior positions covering technology, marketing, and operations in Schlumberger’s Oil & Gas and Technology businesses over the course of 23 years. Mr. Piou currently serves on the Board of Directors of Nokia Oyj and Valeo S.A.. He previously served on the Boards of Directors of Alcatel-Lucent (2008 to 2016), Axalto N.V. (2004 to 2006), and Gemalto N.V. (2006 to 2016). Mr. Piou holds a Master’s Degree in engineering from Ecole Centrale de Lyon, France.

About John Yearwood

John Yearwood, 59, was Chief Executive Officer, President, and Chief Operating Officer of Smith International, Inc., which was a supplier of services and manufactured products to oil and gas exploration and production companies, from 2009 to 2010 when Smith International merged with Schlumberger Limited. He served as Smith International’s Executive Vice President and President of Completion and Production from September to December 2008. Prior to joining Smith International, Mr. Yearwood spent over 26 years at Schlumberger in a succession of executive leadership positions, including President, North and South America Oilfield Services; Vice President, Finance, WesternGeco, and Oilfield Services Controller. Mr. Yearwood currently serves as the Lead Director of Nabors Industries Ltd. He previously served on the Board of Directors of Sabine Oil & Gas Corp. Mr. Yearwood holds a Bachelor of Science Honors degree in Geology and Environment from Oxford Polytechnic, subsequently renamed Oxford Brookes University, United Kingdom.

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About TechnipFMC

TechnipFMC is a global leader in subsea, onshore/offshore, and surface projects. With our proprietary technologies and production systems, integrated expertise, and comprehensive solutions, we are transforming our clients’ project economics.
We are uniquely positioned to deliver greater efficiency across project lifecycles from concept to project delivery and beyond. Through innovative technologies and improved efficiencies, our offering unlocks new possibilities for our clients in developing their oil and gas resources.
Each of our more than 37,000 employees is driven by a steady commitment to clients and a culture of purposeful innovation, challenging industry conventions, and rethinking how the best results are achieved.
To learn more about us and how we are enhancing the performance of the world’s energy industry, go to TechnipFMC.com and follow us on Twitter @TechnipFMC.

Contacts
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Email: Matt Seinsheimer
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Email: Phillip Lindsay

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Email: Christophe Belorgeot
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Email: Delphine Nayral